Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 3/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/27/2001	$ 44,000	Federal National Mtg. Assoc.	4.05%	04/11/2002
05/08/2001	300,000	Federal Home Loan Bank	5.000	11/14/2002
07/24/2001	500,000	Federal Home Loan Bank	5.000	02/03/2003
09/17/2001	151,000	Federal Home Loan Mtg.	5.000	09/15/2003

Last Updated on 05/28/2002
By Win95 User